EXHIBIT B

                                            December 3, 1999

Mr. Larry Foster
President and CEO
recordLab Corp.
1605 NW Sammamish Rd. Ste. 205
Issaquah, WA 98027

Dear Larry:

      This letter sets forth the general terms on which managed funds and affiliates of The Argentum Group ("Argentum") including Argentum Capital Partners II, L.P. (the "Investors"), intend to purchase certain securities (the "Securities") of recordLab Corp. f/k/a Midisoft Corp. (the "Company") with a total face value equal to $6,000,000 (the "Investment"), on the following general terms, conditions and qualifications. The Company and the Investors may mutually agree to increase the amount of the Investment to up to $10,000,000.

1. The Investors shall purchase (the "Purchase") and the Company shall issue and sell 6,000 shares (or a proportionately greater number if the amount of the Investment is greater than $6,000,000) of Class A Convertible Preferred Stock (the "Class A Preferred Stock") and detachable warrants to purchase 600,000 (or a proportionately greater number if the amount of the Investment is greater than $6,000,000) shares of Common Stock (the "Warrants"), which shall have the terms set forth in EXHIBIT A attached hereto.

2. The Investment shall be for a total of $6,000,000, payable in cash to the Company upon the closing of the purchase of the Class A Preferred Stock and Warrants (the "Closing").

3. Closing. The Closing is expected to occur on or about January 31, 2000. Due diligence shall be completed by January 15, 2000.

4. Use of Proceeds. The Company shall use the net proceeds from the Investment for sales and marketing, web site development, software development, and working capital and general corporate purposes.

5. Conditions to Closing. The Closing shall be subject to the following conditions, any of which may be waived by the Investors at their sole discretion:

Mr. Larry Foster
recordLab Corp.
December 3, 1999
Page 2


      (a) receipt of all information reasonably requested by the Investors and the satisfactory completion by the Investors and their accountants, attorneys and other representatives of a due diligence review of the Company covering its business, including all operational, financial, intellectual property, strategic relationships, SEC, and other areas;

      (b) a copy of the Company's then current business plan reasonably estimating revenues of not less than $10.8 million and an operating loss of not greater than $7.3 million for the fiscal year ended December 31, 2000, shall have been received by and reviewed to the satisfaction of the Investors. The Company shall represent in the Definitive Documents that the estimates contained in the business plan have been prepared in good faith and represent the Company's reasonable best estimate of the matters set forth therein as of the date of the Closing; provided, however, that the Company makes no representation or warranty that any of the goals or projections of the business plan will be achieved;

      (c) receipt of Board approval and any shareholder approvals necessary to consummate the Investment;

      (d) the investment committees of each of the investing funds shall have approved the investment;

      (e) key employees (to be determined by the Company and acceptable to Argentum) shall have entered into employment/non-compete agreements with the Company that are acceptable to the Investors and all employees shall have entered into confidentiality/intellectual property agreements with the Company that are acceptable to the Investors;

      (f) the negotiation and execution of definitive documents, including a Stock Purchase Agreement, the Certificate of Designation setting forth the terms of the Class A Preferred Stock, the Registration Rights Agreement, and the Shareholders' Agreement (together, the "Definitive Documents"), each in form and substance satisfactory to the Investors and the Company; and

      (g) the absence of any material adverse change in the business, operations, financial condition, or prospects of the Company.

6. Reasonable Access. The Company shall provide the Investors and their accountants, attorneys and other representatives having a need to know:
      (i) reasonable access during normal business hours to its offices, facilities, properties and business records; and (ii) such financial and operating data and other information as reasonably requested by the Investors.

7. Costs and Expenses. The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the proposed financing if the transaction contemplated hereby is completed (or is not completed as a result of bad faith on the part of the Company), including, but not limited to all legal fees and out-of-pocket expenses of the Investors' counsel (up to a maximum of $50,000) and the Investors' out-of-pocket expenses

Mr. Larry Foster
recordLab Corp.
December 3, 1999
Page 3


      (up to a maximum of $10,000) (together, the "Costs and Expenses"). The Costs and Expenses shall be payable by the Company at the Closing, or, if the sale of the Securities contemplated by this letter is not consummated, as a result of bad faith on the part of the Company, the Costs and Expenses shall be payable by the Company within ninety (90) days of the termination of this letter or the discussions of the proposed Investment.

8. Option to Invest. At any time during the period ending on the later of (i) January 31, 2000 or (ii) 5 days after receipt of shareholder approval of the Investment, if necessary (the "Option Period"), at the sole option of the Investors and upon notice to the Company, the Investors shall have the right to purchase, and the Company shall have the obligation to sell, 6,000 shares of Class A Preferred Stock with an aggregate purchase price of $6,000,000 with Warrants to purchase 600,000 shares of Common Stock. Any such investment in the Class A Preferred Stock with Warrants shall be on the terms and conditions set forth herein and in the attached Exhibit A or on other terms and conditions no less favorable to the Investors than such terms and conditions as provided herein and in the attached Exhibit
      A. Without limiting the foregoing, at the sole option of the Investors and upon notice to the Company, the Investors shall have the right to purchase during the Option Period, in lieu of the Investment, and the Company shall have the obligation to sell, equity securities of the Company (or securities having equity features) purchased or negotiated to be purchased by any other party during the Option Period on the same terms and price per unit or share as such other party, with an aggregate purchase price of up to $6,000,000 as Argentum shall elect.

9. Indemnification. If, for any reason whatsoever, the sale of any of the Securities contemplated by this letter is not consummated, The Argentum Group and its officers, employees, directors and affiliates ("Indemnities") shall not be liable or responsible for any expense of the Company, for any charges, claims or damages of any kind or nature whatsoever arising out of this letter or the proposed financing or failure to proceed therewith or otherwise, and the Company ("Indemnitors") shall upon demand, indemnify The Argentum Group and its officers, employees, directors, and affiliates against any and all claims, losses or damages arising out of any such events, except as stated above, and reimburse such indemnified parties immediately upon request for all costs incurred by such indemnified party.

10. Representations. The Company represents (i) that initiation and/or consummation of the financing contemplated herein will not conflict with or result in a breach of any of the terms, provisions or conditions of any agreements, written or otherwise, to which the Company is a party, (ii) that there are no claims for services in the nature of a broker's, finder's, or placement fee with respect to the proposed financing other than a consulting fee payable to J.E. Capital, Inc. and the negotiated agency fee payable to Daiwa Securities America Inc., which fee shall not exceed cash equal to 3.5% of the amount of the Investment and warrants equal to 1.5% of the amount of the Investment, and (iii) that the Investment will not require shareholder approval.

11. Governing Law. This letter of intent and any claim related directly or indirectly hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws or principles thereof.

Mr. Larry Foster
recordLab Corp.
December 3, 1999
Page 4

      This letter shall serve as an indication of our mutual intentions in connection with the proposed financings stated herein and shall not bind either party, except with respect to the undertakings set forth to in paragraphs 6, 7, 8, 9, 10, and 11. The Company and the Investors specifically agree that the obligations established in paragraphs 7, 8, 9, 10, and 11 will survive any mutual termination of this letter or the discussions of the proposed Investment, whether or not a purchase and sale of any of the Securities is completed not to exceed nine months from the date the Company executes this letter. Please affix your signature in the place designated and by doing so, you will confirm that the foregoing correctly sets forth our understanding.

                                   Very truly yours,

                                   THE ARGENTUM GROUP,


                                   By: /s/ Walther H. Barandiaran
                                       ------------------------------
                                       Walter H. Barandiaran
                                       President of a General Partner

Accepted and Agreed, this 8th day of December 1999

By:  recordLab Corp.


     /s/ Larry Foster
     Larry Foster
     President and CEO

                                                                       EXHIBIT A

                                 recordLab Corp.

                      Terms of the Class A Preferred Stock

Amount: 6,000 shares of Class A Convertible Preferred Stock (the "Class A Preferred Stock"), each at $1,000 per share, for a total purchase price of $6,000,000 (which share and purchase price amounts may be increased to up to $10,000,000 by the mutual agreement of the Company and the Investors, at an initial fully-diluted pre-deal valuation of the Company of $56.6 million, provided that in no event will the conversion price per share of Common Stock be greater than $2.50.

Dividends:              None.

Liquidation Preference: In the event of a merger, sale (of substantially all stock or assets) or liquidation of the Company, the holders of the Class A Preferred Stock shall receive in preference to the holders of the Company's Common Stock and other preferred stock of the Company, an amount (the "Liquidation Preference") equal to the greater of (i) $1,000 per share of Class A Preferred Stock plus any dividends declared but not paid or (ii) the amount the holders of Class A Preferred Stock would have received had they converted the Class A Preferred Stock into common Stock immediately prior to the liquidation event.

Rank: Senior in every respect to all current and future issues of capital stock and preferred stock. Without the approval of at least two-thirds of the Class A Preferred Stock, the Company may not issue any shares of capital stock or preferred stock that is senior or equal in any respect to the Class A Preferred Stock.

Conversion Rate/Price:  Subject to anti-dilution and other adjustments, and prior to any Redemption, each one share of Class A Preferred Stock shall be convertible, at the option of the holder, at any time into shares of Common Stock at a Conversion Price per share of Common Stock calculated based on a fully-diluted pre-deal valuation of the Company of $56.6 million, provided that in no event will the conversion price per share of Common Stock be greater than $2.50.

Mandatory Conversion:   The Class A Preferred Stock shall be automatically
                        converted into Common Stock at the then effective
                        Conversion Rate/Price upon the earlier to occur of

                        (i) the completion of an underwritten public offering of the Company's shares of Common Stock which results in gross proceeds to the Company of at least $25 million and is offered at a price per share equal to at least 350% of the Conversion Price then in effect (a "Qualified Offering"), and prior to or simultaneous with such Qualified Offering the shares of Common Stock to be issued upon the conversion of the Class A Preferred Stock have been registered under the Securities Act and may be freely sold by the holders of such shares under the Securities Act or, if not so registered, all such shares of Common Stock must be eligible to be sold by the holders pursuant to Rule 144(k) promulgated under the Securities Act or

                        (ii) the Company's Common Stock (A) trades above 350% of the then-effective

                              Conversion Price for sixty (60) consecutive trading days on any nationally recognized stock exchange or NASDAQ and (B) the average weekly trading volume of the Company's Common Stock during such period is equal to or greater than 1,000,000 shares of Common Stock, with such period occurring after the shares of Common Stock to be issued upon the conversion of the Class A Preferred Stock have been registered under the Securities Act and may be freely sold by the holders of such shares under the Securities Act or, if not so registered, all such shares of Common Stock must be eligible to be sold by the holders pursuant to Rule 144(k) promulgated under the Securities Act.

Voting Rights:          Holders of the Class A Preferred Stock shall vote
                        separately as a class on all matters which impact the rights, value or ranking of the Class A Preferred Stock;
                        otherwise they shall vote together with the common holders on an as-converted basis. An affirmative vote of the Class A Preferred Stock (or the approval of the Class A Preferred Stock Director) shall be required in connection with certain fundamental changes in the Company's business, ownership or capital structure (such as mergers, acquisitions).

Board of Directors:     The holders of the Class A Preferred Stock, voting
                        separately as a class, shall be entitled to elect one
                        (1) member to the Company's Board of Directors out of a maximum of seven (7) directors and to have Board visitation rights. The Board shall establish an Audit
                        Committee and a Compensation Committee, both of which shall consist entirely of independent directors and shall include the Class A Preferred Stock director.

Dilution Protection:    Full ratchet protection shall be applied to the
                        Conversion Price if the Company issues or sells shares of Common Stock or securities convertible/exercisable into Common Stock and the issue price or conversion/exercise price is less than the then-effective Conversion Price or the then-effective trading market value of the Common Stock . Dilution protection shall not apply to shares of Common Stock issued upon the exercise of options and warrants outstanding as of the Closing or to be granted to employees or consultants under the Company's Stock
                        Option Plans with an exercise price not less than fair market value or to guarantors (unaffiliated with the Company) of the Company's line of credit.

Registration Rights:    The Investors shall have two (2) Demand Registration
                        Rights exercisable beginning one (1) year after the Closing and unlimited Piggyback Rights subject to underwriters cutbacks, all at the Company's expense.

Representations         Usual and customary for a transaction of this nature.
and Warranties:

Preemptive Rights:      In the event that the Company offers any of its equity
                        securities or securities convertible/exercisable into
                        Common Stock while shares of the Class A Preferred Stock are outstanding (an "Equity Offering"), the Investors shall have the right to purchase a number of securities in such Equity Offering (at the price and on the terms applicable to such Equity Offering), so as to maintain their then existing ownership interest in the Company, assuming that all of the shares of Class A Preferred
                        Stock then outstanding were converted into Common Stock immediately prior to the consummation of such Equity
                        Offering. These Pre-Emptive Rights shall not apply to the issuance of any shares of Common Stock pursuant to a Qualified

                        Offering or to bona-fide Employee Stock Option Plans of the Company.

Shareholders'           Usual and customary for a financing of this nature,
Agreement:              including tag-along rights, preemptive rights as set
                        forth herein, and restrictions on the sale of shares by management and significant shareholders (such restrictions and "significant shareholders" to be defined and such restructions to be acceptable to management and significant shareholders) before the shares of Common Stock to be issued upon the conversion of the Class A Preferred Stock have been registered under the Securities Act and may be freely sold by the holders of such shares under the Securities Act or, if not so registered, all such shares of Common Stock are eligible to be sold by the holders pursuant to Rule
                        144(k) promulgated under the Securities Act.

Covenants:              (i)   The Company shall provide usual and customary
                              negative covenants for a financing of this nature, including: so long as the Class A Preferred Stock remains outstanding, without the approval of the holders of a two-thirds majority of the shares of the Class A Preferred Stock then outstanding, the Company shall not: (A) issue any shares of Preferred Stock that are pari-passu or senior to the Class A Preferred Stock; (B) pay any Common
                              Stock dividends or make any distribution with respect to the Common Stock; (C) incur any indebtedness with equity features or in excess of $3,000,000 (except indebtedness [without equity features] incurred with a bank or other commercial lending institution in the ordinary course of business); (D) acquire or dispose of any assets with a value in excess of $1,000,000, except in the ordinary course of business; (E) offer itself for sale or enter into a merger where the Company is not the surviving entity; (F) enter into any transaction with related parties; or (G) change its primary business;

                        (ii) The Company shall provide usual and customary information covenants; and

                        (iii) The Company shall covenant (A) that it shall seek
                              to list its share of Common Stock on NASDAQ within six (6) months of the Closing and (B) it shall take all steps necessary to amend its Articles of Incorporation to increase the authorized shares of Common Stock from 25,000,000 to 50,000,000 within three (3) months of the Closing.

SBA Matters:            Prior to the closing and on an ongoing basis, the
                        Company will use reasonable efforts to complete any forms and provide any information required by the Small
                        Business Administration in connection with the financing provided by Argentum Capital Partners II, L.P.

                              Terms of the Warrants

Warrants:               Warrants to purchase 600,000 shares of Common Stock of
                        the Company, or a proportionately greater number of shares if the amount of the Investment is greater than $6,000,000.

Exercise Price:         An amount equal to the initial Conversion Price of the
                        Class A Preferred plus $0.50 per share, subject to anti-dilution protection and ordinary adjustments.

Expiration:             Five (5) years.

Voting Rights:          None until exercised.

Anti-dilution           Full ratchet applied to both the exercise price and
Protection:             number of warrant shares.

Registration Rights:    Shares of Common Stock issuable upon exercise of the
                        Warrants will participate in the unlimited piggyback registration rights held by the Class A Preferred Stock.

Other Features:         Cashless exercise at the option of the holders.

                                      #####

                                January 13, 2000*

Mr. Larry Foster
President and CEO
recordLab Corp.
1605 NW Sammamish Rd. Ste. 205
Issaquah, WA 98027

Dear Larry:

      This letter will serve to amend the letter of intent entered into between The Argentum Group and recordLab Corp. dated December 3, 1999 and accepted on December 8, 1999, as follows:

      (i) Clause (i) of the first sentence of paragraph 8 ("Option to Invest") is amended to replace January 31, 2000 with February 18, 2000; and

      (ii) The second sentence of paragraph 3 ("Closing") is amended to replace January 15, 2000 with February 18, 2000.

      Please affix your signature in the place designated and by doing so, you will confirm that the foregoing correctly sets forth our understanding.

                                    Very truly yours,

                                    THE ARGENTUM GROUP,


                                    By:   Walter H. Barandiaran
                                          ------------------------------
                                          Walter H. Barandiaran
                                          President of a General Partner

Accepted and Agreed, this 18th* day of January 2000

By:   recordLab Corp.


      /s/ Larry Foster
      ------------------------------
      Larry Foster
      President and CEO

      * Handwritten amendments initialled January 27, 2000

Argentum
--------------------------------------------------------------------------------

                                            February 1, 2000

Mr. Larry Foster
President
RecordLab.com
1605 NW Sammamish Road, Suite 205
Issaquah, WA  98027

Dear Larry:

      This letter will serve to definitively set the terms of the Investor's option to invest and will also amend the letter of intent entered into between The Argentum Group and recordLab Corp., dated December 3, 1999 and accepted on December 8, 1999, as previously amended by our letter finally acknowledged on January 27, 2000, as follows:

      The first option to invest set forth in paragraph 8 is amended to be (i) an option to purchase (and an obligation to sell) on or before February 18, 2000 (or, if later, 5 days after receipt of shareholder approval if necessary) for an amount between $4 million and $6 million (as the Investors shall elect) a pro rated number of shares of Class A Preferred Stock and a pro rated number of Warrants on the terms referenced in that paragraph, as amended below, and (ii) if that option is exercised for $4 million or more but less than $6 million, an additional option to purchase (and an obligation to sell) on or before February 28, 2000 (or, if later, 5 days after receipt of shareholder approval if necessary), the balance of such shares and Warrants up to an aggregate of $6 million.

      The terms of the Investment contemplated in the letter of intent and, therefore, the terms of the options referenced above, are modified to reflect
(a) a conversion price of $2 per share, rather than $2.50 per share (thus, an investment of $6 million would purchase preferred stock initially convertible into 3 million shares of Common Stock), (b) an aggregate maximum number of shares (corresponding to a $6 million investment) to be purchasable on exercise of Warrants of 750,000 rather than 600,000, and (c) an exercise price of $4 per option-share rather than $3.

      Please affix your signature in the place designated and by doing so, you will confirm that the foregoing correctly sets forth our understanding.

                                            Sincerely,


                                            /s/ Walter H. Barandiaran

                                            Walter H. Barandiaran

Accepted and Agreed:

RecordLab.com


/s/ Larry Foster
-----------------------
Larry Foster, President

February 1, 2000
----------------
Date